ECHOSTAR COMMUNICATIONS CORPORATION
                          CERTIFICATE OF DESIGNATIONS

                               ESTABLISHING THE

            VOTING POWERS, DESIGNATIONS, PREFERENCES, LIMITATIONS,
                     RESTRICTIONS, AND RELATIVE RIGHTS OF

           SERIES D MANDATORILY CONVERTIBLE PARTICIPATING PREFERRED
                                     STOCK

                      pursuant to Section 78.1955 of the
                            Nevada Revised Statutes

     I, David K. Moskowitz, the Senior Vice President, General Counsel and Secretary of EchoStar Communications Corporation (the "Issuer"), a corporation organized and existing under the laws of the State of Nevada, do hereby certify that pursuant to authority conferred upon the Board of Directors of the Issuer by its Amended and Restated Articles of Incorporation and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes, the Issuer's Board of Directors, on December 12, 2001, adopted the following resolution establishing the Issuer's Series D Mandatorily Convertible Participating Preferred Stock, which resolution remains in full force and effect. Certain capitalized terms used herein are defined in Article 11.

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Articles of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $0.01 par value, of the Corporation, to be designated "Series D Mandatorily Convertible Participating Preferred Stock" (referred to herein as the "Series D Preferred Stock"), having the number of shares and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such Series D Preferred Stock are not stated and expressed in the Amended and Restated Articles of Incorporation, the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

ARTICLE 1    DESIGNATION AND NUMBER OF SHARES

     SECTION 1.1 The series will be known as the "Series D Mandatorily Convertible Participating Preferred Stock".

     SECTION 1.2 The Series D Preferred Stock will be a series consisting of 5,760,479 shares of the authorized but unissued preferred stock of the Issuer.


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ARTICLE 2    DIVIDENDS AND DISTRIBUTIONS

     SECTION 2.1 The Holders of shares of Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends or distributions on each date that dividends or other distributions (including any distributions of Capital Stock, evidences of indebtedness, other securities or any other assets) are payable or distributable on or in respect of Class A Common Stock of the Issuer, in an amount per whole share of Series D Preferred Stock equal to the aggregate amount (in cash, securities or other property) of dividends or other distributions that would be payable on such date to a Holder of that number of shares of Common Stock into which one share of Series D Preferred Stock shall be convertible at the Conversion Rate (defined below). Each such dividend or distribution shall be paid to each Holder of record of shares of Series D Preferred Stock on the record date, not exceeding sixty days preceding such payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution (which record date shall be the same date as the record date for the corresponding payment of dividends or distributions on the Class A Common Stock). Any share of Series D Preferred Stock originally issued after a dividend or distribution record date and on or prior to the dividend or distribution payment date to which such record date relates shall not be entitled to receive the dividend or distribution payable on such dividend or distribution payment date or any amount in respect of the period from the date of such issuance to such dividend or distribution payment date. Holders of shares of Series D Preferred Stock shall not be entitled to any dividends or distributions, whether payable or distributable in cash, property or stock, in excess of full dividends or distributions as herein provided.

     SECTION 2.2 So long as any shares of Series D Preferred Stock shall be outstanding, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to the Series D Preferred Stock as to dividends or distribution of assets upon Liquidation, nor shall any Common Stock nor any other stock of the Issuer ranking junior to or on a parity with the Series D Preferred Stock as to dividends or distribution of assets upon Liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to, set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Issuer (except by conversion into or exchange for stock of the Issuer ranking junior to the Series D Preferred Stock as to distribution of assets upon Liquidation), unless, in each case, the full dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of Series D Preferred Stock shall have been, or shall then be, paid.

ARTICLE 3    RANKING

         The preferences of each share of Series D Preferred Stock as to distribution of assets upon Liquidation shall be in every respect on a parity with the preferences of every


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other share of capital stock of the Issuer which is not specifically made senior or junior to the Series D Preferred Stock as to distribution of assets upon Liquidation. The rights of the Common Stock will be junior to the Series D Preferred stock as to distributions upon Liquidation to the extent herein provided.

ARTICLE 4    OPTIONAL CONVERSION AND CONVERSION PROCEDURES

     SECTION 4.1 (a) Each Holder of Series D Preferred Stock shall have the right, at its option, at any time and from time to time to convert, subject to the terms and provisions of this Article 4, any or all of such Holder's shares of Series D Preferred Stock. In such case, each whole share of Series D Preferred Stock shall be converted into ten (10) fully paid and nonassessable shares of Class A Common Stock (the "Conversion Rate").

          (b) The conversion right of a Holder of Series D Preferred Stock shall be exercised by the Holder by the surrender of the certificates representing shares to be converted to the Issuer or to the Transfer Agent accompanied by the Conversion Notice.

          (i) Immediately prior to the close of business on the Conversion Date, each converting Holder of Series D Preferred Stock shall be deemed to be the Holder of record of Class A Common Stock issuable upon conversion of such Holder's Series D Preferred Stock notwithstanding that the share register of the Issuer shall then be closed or that certificates representing such Class A Common Stock shall not then be actually delivered to such Person.

          (ii) Upon notice from the Issuer, each Holder of Series D Preferred Stock so converted shall promptly surrender to the Issuer or the Transfer Agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

          (iii) On any Conversion Date, all rights with respect to the shares of Series D Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to: (1) receive certificates for the number of shares of Class A Common Stock into which such shares of Series D Preferred Stock have been converted; (2) the payment in cash or shares of Class A Common Stock of any declared and unpaid dividends and distributions accrued thereon pursuant to Section 4.2 hereof; and (3) exercise the rights to which they are entitled as Holders of Class A Common Stock.

          (c) If the Conversion Date shall not be a Business Day, then such conversion right shall be deemed exercised on the next Business Day.

     SECTION 4.2 (a) When shares of Series D Preferred Stock are converted pursuant to this Article 4, any declared and unpaid dividends and distributions on the Series D Preferred Stock so converted to which the Holder of such Series D Preferred


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Stock is entitled in accordance with Section 2.1 hereof, to (but not including) the Conversion Date, shall be due and payable, at the Issuer's option,

          (i) in cash;

          (ii) in a number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient obtained by dividing (A) the amount of declared and unpaid dividends payable to the Holder of Series D Preferred Stock so converted by (B) 95% of the current market price, determined in accordance with subsection (b) below, on the Conversion Date; or

          (iii) a combination thereof.

          (b) The current market price per share of Class A Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the ten (10) consecutive trading days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination.

          (c) No payment or adjustment shall be made by the Issuer upon any conversion of Series D Preferred Stock on account of any dividends or distributions on the Class A Common Stock or other securities issued upon conversion.

     SECTION 4.3 (a) In case the Issuer shall (i) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Issuer shall effect the same subdivision, combination or similar change with respect to the Series D Preferred Stock of the Issuer as is made with respect to the Common Stock such that the Holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such Holder would have owned immediately following such action had such shares of Series D Preferred Stock been converted immediately prior thereto. Any adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

          (b) Except as permitted in Article 6 with respect to a Change of Control Transaction, in case of any consolidation of the Issuer with, or merger of the Issuer into, any other Person, or any merger of another Person into the Issuer, or any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Issuer), or any sale, conveyance or transfer of all or substantially all of the assets of the Issuer (in each case other than any such consolidation, merger, statutory exchange, sale, conveyance or transfer that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), appropriate provision shall be made in the agreement governing any such consolidation, merger, statutory exchange, sale, conveyance or transfer so that the holder of each share of Series D Preferred Stock


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outstanding immediately prior to the consummation of such consolidation, merger, statutory exchange, sale, conveyance or transfer shall have the right thereafter to convert such share into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale, conveyance or transfer by a Holder of the number of shares of Class A Common Stock into which such share of Series D Preferred Stock might have been converted immediately prior to such consolidation, merger or statutory exchange, assuming such Holder of Class A Common Stock failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale, conveyance or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale, conveyance or transfer is not the same for each share of Class A Common Stock in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this subsection (b) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale, conveyance or transfer for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Thereafter, the holders of the Series D Preferred Stock shall be entitled to appropriate adjustments with respect to their conversion rights to the end that the provisions set forth in this Section 4.3 shall correspondingly be made applicable, as nearly equivalent as practicable, in relation to any shares of stock or other securities or other property thereafter deliverable on the conversion of the Series D Preferred Stock. The provisions of this subsection (b) shall similarly apply to successive consolidations, mergers or statutory exchanges. The provisions of this subsection (b) shall not apply to the Merger or any of the other transactions or actions provided for by the Transaction Agreements (as such term is defined in the Implementation Agreement).

     SECTION 4.4 The Issuer shall at all times reserve and keep available for issuance upon the conversion of the Series D Preferred Stock, such number of its authorized but unissued shares of Class A Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient authorized but unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series D Preferred Stock.

     SECTION 4.5 The issuance or delivery of certificates for Class A Common Stock upon the conversion of shares of Series D Preferred Stock shall be made without charge to the converting Holder of shares of Series D Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Series D Preferred Stock converted; provided, however, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of


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


Series D Preferred Stock converted, and the Issuer shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid or is not payable.

ARTICLE 5    MANDATORY CONVERSION

     SECTION 5.1 (a) Subject to Section 5.1(b), each share of Series D Preferred Stock shall be automatically converted into ten (10) fully paid and nonassessable shares of Class A Common Stock, upon the occurrence of any of the following events or dates (each, a "Conversion Trigger Event"), without any action on the part of any Holder:

          (i) the effective time of the Merger provided for in Article I of the Merger Agreement;

          (ii) on the first date that the sum of (A) the number of shares of Class A Common Stock into which the shares of Series D Preferred Stock then held of record and beneficially by the Initial Holder are convertible on such date and (B) the number of shares of Class A Common Stock, if any, theretofore received by the Initial Holder upon conversion of shares of Series D Preferred Stock, for which shares of Class A Common Stock the Initial Holder shall continue to be the record and beneficial owner as of the date of any determination under this clause (ii), shall cease to constitute 51% or more of the aggregate number of shares of Class A Common Stock into which the shares of Series D Preferred Stock issued to the Initial Holder on the Issuance Date were convertible into on such date (as such aggregate number may be adjusted from time to time as necessary to reflect appropriately any stock splits, subdivisions, combinations and similar changes to the Capital Stock of the Issuer);

          (iii) the purported sale, assignment, transfer or other disposition of a share of Series D Preferred Stock or beneficial ownership thereof by the Initial Holder to any Person other than a Permitted Transferee; or

          (iv) January 22, 2007;

unless such share of Series D Preferred Stock shall have earlier have been converted in accordance with Article 4 hereof or this Article 5. For purposes of this Section 5.1 and Section 13.2, the terms "beneficial owner" and "beneficially" shall be construed in accordance with Rule 13d-3 under the Exchange Act.

          (b) Any such conversion pursuant to Section 5.1(a) shall be effected
(i) in the case of the Conversion Trigger Event in clause (i) of Section 5.1(a), immediately prior to the effective time of the Merger; (ii) in the case of the Conversion Trigger Event in clause (ii) or (iv) thereof, on the date specified therein, and (iii) in the case of the Conversion Trigger Event in clause (iii) thereof, immediately prior to such sale, transfer or other disposition. Any conversion effected pursuant to clause (iii) of


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Section 5.1(a) shall apply only to such share or shares of Series D Preferred
Stock as are so sold, transferred or otherwise disposed of. Any conversion pursuant to clause (ii) or (iii) of Section 5.1(a) shall become effective notwithstanding any failure by the Initial Holder to notify the Issuer of any change in ownership pursuant to Section 13.2 hereof.

          (c) For purposes of this Section 5.1, the "Initial Holder" shall be deemed to include any Permitted Transferee of the Initial Holder which is then a Holder of any shares of Series D Preferred Stock.

     SECTION 5.2 (a) Upon notice from the Issuer, each Holder of Series D Preferred Stock converted in accordance with Section 5.1 hereof shall promptly surrender to the Issuer or the Transfer Agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

          (b) Upon any conversion of shares of Series D Preferred Stock in accordance with Section 5.1 hereof, all rights with respect to the shares of Series D Preferred Stock so converted, including the rights of a Holder, if any, to receive notices, will terminate, except the rights of Holders thereof to: (i) receive certificates for the number of shares of Class A Common Stock into which such shares of Series D Preferred Stock have been converted; (ii) the payment in cash or shares of Class A Common Stock of any declared and unpaid dividends and distributions accrued thereon to (but not including) the date of such conversion pursuant to Section 4.2 hereof; and (iii) exercise the rights to which they are entitled as Holders of Class A Common Stock.

ARTICLE 6    CHANGE OF CONTROL

     SECTION 6.1 (a) Without limiting the rights of Holders of shares of Series D Preferred Stock pursuant to Article 4, in the event that a Change of Control Transaction shall occur, the Holders shall be entitled to be paid in full, to the extent of funds legally available therefor, an amount in cash per share of Series D Preferred Stock equal to the Liquidation Preference, plus any declared and unpaid dividends accrued thereon to (but not including) the Change in Control Date (as defined in Section 6.1(d)).

          (b) If the Surviving Corporation, if any, resulting from any Change of Control Transaction shall be a Person other than the Issuer, the Surviving Corporation shall execute and deliver an agreement for the benefit of the Holders of the Series D Preferred Stock providing that each Holder of outstanding shares of Series D Preferred Stock immediately prior to the Change of Control Transaction shall thereafter have the right to demand payment from the Surviving Corporation of the amounts payable to such Holder pursuant to
Section 6.1(a), with respect to such Holder's shares of Series D Preferred
Stock.

          (c) Immediately prior to the consummation of a Change in Control Transaction, all shares of Series D Preferred Stock shall cease to be outstanding, the Holders thereof shall cease to be stockholders with respect to such shares and all rights


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with respect to such shares of Series D Preferred Stock, including the rights of a Holder, if any, to convert such shares and to receive notices, will terminate, except the rights of a Holder thereof to receive payment of the amount due to such Holder pursuant to Section 6.1(a) with respect to such Holder's shares of Series D Preferred Stock.

          (d) Upon notice from the Issuer (or the Surviving Corporation, if applicable) of the occurrence of a Change in Control Transaction, which notice shall include the date on which the Change in Control Transaction occurred (the "Change of Control Date") and the amount per share of Series D Preferred Stock outstanding immediately prior to such Change in Control Transaction payable pursuant to Section 6.1(a), each Holder of Series D Preferred Stock shall promptly surrender to the Issuer or the Transfer Agent the certificates formerly representing such Series D Preferred Stock (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer, and the Issuer or the Surviving Corporation, as the case may be, shall pay to the surrendering Holder promptly after such surrender all amounts payable in respect of the shares of Series D Preferred Stock represented by such surrendered certificate.

ARTICLE 7    LIQUIDATION

     SECTION 7.1 In the event of any Liquidation the Holders of shares of Series D Preferred Stock shall be entitled, before any distribution or payment is made on any date to the Holders of the Common Stock or any other stock of the Issuer ranking junior to the Series D Preferred Stock as to distribution of assets upon Liquidation, to be paid in full the greater of (i) an amount per share of Series D Preferred Stock equal to the Liquidation Preference, plus any declared and unpaid dividends thereon from the date fixed for payment of such dividends to the date fixed for Liquidation and (ii) an amount per share of Common Stock to which such Holders of shares of Series D Preferred Stock would have been entitled upon Liquidation if such Holders had converted such shares of Series D Preferred Stock into Class A Common Stock immediately prior to the date fixed for Liquidation. If such payment shall have been made in full to all Holders of shares of Series D Preferred Stock, then the Holders of shares of Series D Preferred Stock as such shall have no right or claim to any of the remaining assets of the Issuer.

     SECTION 7.2 If the assets of the Issuer available for distribution to the Holders of shares of Series D Preferred Stock upon any Liquidation shall be insufficient to pay in full all amounts to which such Holders shall be entitled pursuant to Section 7.1, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to distribution of assets upon Liquidation unless proportionate distributive amounts shall be paid on account of all outstanding shares of Series D Preferred Stock, ratably in proportion to the full distributable amounts for which Holders of all such parity shares are respectively entitled upon such Liquidation.


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ARTICLE 8    VOTING RIGHTS

     SECTION 8.1 Except as otherwise provided by law and the articles of incorporation of the Issuer, the Holders of Series D Preferred Stock shall have no voting rights other than such voting rights as are expressly provided in Sections 8.2, 8.3 and 8.4.

     SECTION 8.2 A Holder of Series D Preferred Stock shall be entitled to vote on any matter on which the Holders of Class A Common Stock are entitled to vote. With respect to any such matter, each Holder of Series D Preferred Stock shall be entitled to one vote for each whole share of Class A Common Stock that would be issuable to such Holder upon the conversion of all the shares of Series D Preferred Stock held by such Holder on the record date for the determination of stockholders entitled to vote and, subject to Sections
8.3 and 8.4, the Holders of Series D Preferred Stock shall vote together as a single class with the Holders of Class A Common Stock and any other class of Common Stock voting as a single class with the Class A Common Stock with respect to such matter in accordance with the Nevada Revised Statutes or the articles of incorporation of the Issuer.

     SECTION 8.3 Subject to Section 8.4, the vote or consent of the Holders of at least a majority in aggregate Liquidation Preference of the shares of Series D Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (a) the issuance of any shares of Series D Preferred Stock in excess of the number of shares of such stock authorized in this Certificate of Designations or a decrease in the number of authorized shares of Series D Preferred Stock below the number of shares of Series D Preferred Stock then outstanding; provided, however, that adjustments to the number of outstanding shares of Series D Preferred Stock may be made by the Issuer pursuant to, and in accordance with, Section 4.3 hereof without the vote or consent of the Holders of Series D Preferred Stock; and

          (b) any amendment, alteration or repeal of any provision of the articles of incorporation, this Certificate of Designations or the by-laws of the Issuer (including any such alteration, amendment or repeal accomplished by merger, consolidation or otherwise) that would alter or change, or abolish, the voting powers, preferences or special rights of the Series D Preferred Stock in any manner adverse to the Holders thereof, including without limitation any change that is in any manner adverse to the par value, liquidation preference or dividend rights, place or currency of payment, enforcement rights or conversion rights; provided, however, that the vote or consent of the Holders of Series D Preferred Stock voting separately as a class shall not be necessary for effecting or validating (i) any amendment of the articles of incorporation so as to authorize or create, or to increase or decrease the authorized amount of, or to issue any shares of Capital Stock of the Issuer other than Series D Preferred Stock, (ii) any amendment or supplement to the Certificate of Designations permitted by Article 10


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hereof or (iii) any consolidation of the Issuer with, or merger of the Issuer into, any other Person or any merger of another Person into the Issuer, provided that, (x) if the Issuer is the Surviving Corporation, the Series D Preferred Stock shall remain outstanding without any amendment to this Certificate of Designations that would adversely affect the preferences, rights or powers of the Series D Preferred Stock and (y) if the Issuer is not the Surviving Corporation, (1) the Surviving Corporation is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and (2) the shares of Series D Preferred Stock are converted into or exchanged for and become shares of preferred or preference stock of the Surviving Corporation, having the same powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as provided for the Series D Preferred Stock in this Certificate of Designations as in effect immediately prior to such transaction.

     In all such cases contemplated by this Section 8.3, each share of Series D Preferred Stock shall be entitled to one vote.

     SECTION 8.4 Notwithstanding anything to the contrary in this Certificate of Designations, the Holders of Series D Preferred Stock shall not be entitled to any vote, nor shall their consent be required, with respect to the Merger or any of the other transactions or actions provided for by the Transaction Agreements (as such term is defined in the Implementation Agreement), including any amendment to the Merger Agreement or any other Transaction Agreement.

ARTICLE 9 NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Issuer or any of its Affiliates, as such, shall have any liability for any obligations of the Issuer and any of its Affiliates under the Series D Preferred Stock or the Certificate of Designations or for any claim based on, in respect of, or by reason of, such obligations or their creation, except as otherwise provided under the laws of the State of Nevada. Each Holder of the Series D Preferred Stock waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series D Preferred Stock.

ARTICLE 10    AMENDMENT, SUPPLEMENT AND WAIVER

     SECTION 10.1 Without the consent of any Holder of the Series D Preferred Stock, the Issuer may amend or supplement this Certificate of Designations to cure any ambiguity, defect or inconsistency, to provide for uncertificated Series D Preferred Stock in addition to or in place of certificated Series D Preferred Stock, to provide for the assumption of the Issuer's obligations to Holders of the Series D Preferred Stock in the case of a merger or consolidation (subject to the requirements set forth in Section 8.3(b), if applicable), to make any change that would provide any additional rights or benefits to


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the Holders of the Series D Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designations of any such Holder.

     SECTION 10.2 Except as otherwise provided herein (including, without limitation, Section 8.3 hereof, if applicable), the Issuer is entitled to amend its articles of incorporation to authorize one or more additional series of preferred stock, file certificates of designations, and issue without restriction, from time to time, any stock or other securities ranking junior to, senior to or on a parity with the Series D Preferred Stock as to distributions of assets upon Liquidation.

ARTICLE 11    CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in this Certificate of Designations.

     SECTION 11.1 "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

     SECTION 11.2 "BUSINESS DAY" means any day other than a Legal Holiday.

     SECTION 11.3 "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

     SECTION 11.4 "CHANGE OF CONTROL" means

          (a) any transaction or series of related transactions (including a tender offer, merger or consolidation) the result of which is that holders of outstanding voting Capital Stock of the Issuer immediately prior to such transaction or series of related transactions hold, directly or indirectly, Capital Stock of the surviving Person, in such transaction or series of related transactions (or any ultimate parent thereof) representing less than 50% of the voting power in the election of members of the board of directors (or comparable governing body) of all outstanding Capital Stock of such surviving Person (or such ultimate parent) immediately after such transaction or series of related transactions; or

          (b) the sale, lease or transfer of all or substantially all of the Issuer's assets to any "person" or "group", within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the


                                      11


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meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Subsidiary or Subsidiaries of the Company.

     SECTION 11.5 "CHANGE OF CONTROL TRANSACTION" means any merger, consolidation, tender offer, statutory share exchange or sale, lease or transfer of all or substantially all of the Issuer's assets or similar transaction or group of related transactions, in each case to which the Issuer is a party (or, in the case of a tender offer, in which Capital Stock of the Issuer is the subject security), the consummation of which results in a Change of Control; provided that (a) neither the Merger nor any of the transactions provided for by the Merger Agreement or the other Transaction Agreements (as such term is defined in the Implementation Agreement), shall constitute a Change of Control Transaction; and (b) the consummation of the transactions contemplated by the PanAmSat Stock Purchase Agreement, including any issuance of shares of Class A Common Stock in connection therewith, shall not constitute a Change of Control Transaction.

     SECTION 11.6 "CLASS A COMMON STOCK" means the Issuer's authorized $.01 par value Class A common stock.

     SECTION 11.7 "CLASS B COMMON STOCK" means the Issuer's authorized $.01 par value Class B common stock.

     SECTION 11.8 "COMMON STOCK" means the Class A Common Stock and the Class B Common Stock as constituted on the date of filing of this Certificate of Designations, and shall also include any Capital Stock of any class of the Issuer thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the Holders thereof to participate in dividends or in the distribution of assets upon the Liquidation of the Issuer.

     SECTION 11.9 The "CONVERSION DATE" shall be the date the Issuer or the Transfer Agent receives the Conversion Notice.

     SECTION 11.10 "CONVERSION NOTICE" is written notice from the Holder to the Issuer stating that the Holder elects to convert all or a portion of the shares of Series D Preferred Stock represented by certificates delivered to the Issuer or the Transfer Agent contemporaneously. The Conversion Notice will specify or include:

          (i) The number of shares of Series D Preferred Stock being converted by the Holder,

          (ii) The name or names (with address and taxpayer identification number) in which a certificate or certificates for shares of Class A Common Stock are to be issued,


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


          (iii) A written instrument or instruments of transfer in form reasonably satisfactory to the Issuer or the Transfer Agent duly executed by the Holder or its duly authorized legal representative, and

          (iv) Transfer tax stamps or funds therefor, if required pursuant to
     Section 4.5.

     SECTION 11.11 "DAILY MARKET PRICE" means the price of a share of Class A Common Stock on the relevant date, determined (a) on the basis of the last reported sale price regular way of the Class A Common Stock as reported on the Nasdaq National Market (the "NNM"), or if the Class A Common Stock is not then listed on the NNM, as reported on such national securities exchange upon which the Class A Common Stock is listed, or (b) if there is no such reported sale on the day in question, on the basis of the average of the closing bid and asked quotations regular way as so reported, or (c) if the Class A Common Stock is not listed on the NNM or on any national securities exchange, on the basis of the average of the high bid and low asked quotations regular way on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or if not so quoted, as reported by National Quotation Bureau, Incorporated, or a similar organization.

     SECTION 11.12 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     SECTION 11.13 "HOLDER" means a Person in whose name a share or shares of Capital Stock are registered.

     SECTION 11.14 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     SECTION 11.15 "HUGHES" means Hughes Electronics Corporation, a Delaware corporation.

     SECTION 11.16 "IMPLEMENTATION AGREEMENT" means the Implementation Agreement, dated as of October 28, 2001, among the Issuer, General Motors and Hughes, as it may be amended from time to time.

     SECTION 11.17 "INITIAL HOLDER" means the Investor or any direct or indirect, wholly-owned Subsidiary of the Investor designated by the Investor to purchase the Series D Preferred Stock pursuant to Section 7.01(a) of the Investment Agreement.

     SECTION 11.18 "INVESTMENT AGREEMENT" means the Investment Agreement, dated December 14, 2001, between the Issuer and the Investor named therein (the "Investor"), as it may be amended from time to time.

     SECTION 11.19 "ISSUANCE DATE" means the date on which the Series D Preferred Stock is originally issued under this Certificate of Designations.

     SECTION 11.20 "ISSUER" means EchoStar Communications Corporation, a Nevada corporation.

     SECTION 11.21 "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     SECTION 11.22 "LIQUIDATION" means any liquidation, dissolution or winding-up of the affairs of the Issuer, whether voluntary or involuntary; provided that for purposes of Article 7, a consolidation or merger of, or share exchange by, the Issuer with any other Person shall not constitute a Liquidation.

     SECTION 11.23 "LIQUIDATION PREFERENCE" means $260.395 per share of Series D Preferred Stock.

     SECTION 11.24 "MERGER" means the merger provided for in Article 1 of the Merger Agreement.

     SECTION 11.25 "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of October 28, 2001, by and between the Issuer and Hughes, as it may be amended from time to time.

     SECTION 11.26 "PANAMSAT STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement, dated as of October 28, 2001, among the Issuer, Hughes, Hughes Communications Galaxy, Inc., Hughes Communications Satellite Services, Inc. and Hughes Communications, Inc., as it may be amended from time to time.

     SECTION 11.27 "PERMITTED TRANSFEREE" means the Investor or any direct or indirect, wholly-owned Subsidiary of the Investor, as the case may be.

     SECTION 11.28 "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     SECTION 11.29 "SEC" means the Securities and Exchange Commission.

     SECTION 11.30 "SECURITIES ACT" means the Securities Act of 1933, as amended.

     SECTION 11.31 "SERIES D PREFERRED STOCK" means the Series D Preferred Stock authorized in this Certificate of Designations.

     SECTION 11.32 "SUBSIDIARY" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

     SECTION 11.33 "SURVIVING CORPORATION" means, in the case of any merger or consolidation to which the Issuer is a party, the Person surviving such merger or resulting from such consolidation, as the case may be.

     SECTION 11.34 The "TRANSFER AGENT" shall be as established pursuant to
Article 12 hereof.

ARTICLE 12    TRANSFER AGENT AND REGISTRAR

     The Issuer may, but shall not be required to, appoint a transfer agent and registrar for the Series D Preferred Stock and shall give notice to the holders of any such appointment. The Issuer may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Issuer and the Transfer Agent; provided that the Issuer shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

ARTICLE 13    OTHER PROVISIONS

     SECTION 13.1 With respect to any notice to a Holder of shares of Series D Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

     SECTION 13.2 With respect to any purported sale, assignment, transfer or other disposition of any shares of Series D Preferred Stock or beneficial ownership thereof (including any sales, assignments, transfers or dispositions to a Permitted Transferee), the Holder thereof shall provide at least three
(3) Business Days' written notice to the Secretary of the Issuer of the intended date of such sale, assignment, transfer or disposition of the Series D Preferred Stock and the identity of such purported transferee or transferees.

     SECTION 13.3 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (a) if to the Issuer:

              5701 South Santa Fe Drive
              Littleton, Colorado  80120
              Attention: David K. Moskowitz, Senior Vice President, General Counsel and Secretary
              Telecopy No.: (303) 723-1699

          (b) if to a Holder: at the address of such Holder as the same appears on the stock ledger of the Issuer, provided that each such Holder may designate in writing another address for notices or other communications required or permitted to be given hereunder.

     SECTION 13.4 Shares of Series D Preferred Stock issued and reacquired by the Issuer will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Nevada law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Issuer.

     SECTION 13.5 No fractional shares of Class A Common Stock or securities representing fractional shares of Class A Common Stock will be issued upon conversion or as dividends payable on the Series D Preferred Stock. Any fractional interest in a share of Class A Common Stock resulting from conversion or dividend payment will be paid in cash based on the last reported sale price of the Class A Common Stock on the Nasdaq National Market (or any national securities exchange or authorized quotation system on which the Class A Common Stock is then listed) at the close of business on the trading day next preceding the date of conversion or dividend payment date, as the case may be, or on the trading day next preceding such later time as the Issuer is legally and contractually able to pay for such fractional shares. For purposes of determining whether a Person would receive a fractional share of Class A Common Stock upon conversion or as dividends payable on the Series D Preferred Stock, all shares of Class A Common Stock that such Holder of shares of Series D Preferred Stock would otherwise be entitled to receive as a result of such conversion or dividends shall be aggregated.

     SECTION 13.6 No Holder of shares of Series D Preferred Stock shall be entitled to the rights set forth in Section 92A.300 et. seq. of the Nevada Revised Statutes. Without limiting the generality of the foregoing, no Holder of shares of Series D Preferred Stock shall have any rights to dissent from, or obtain payment of the fair value of such Holder's shares of Series D Preferred Stock in the event of, any of the corporate actions set forth in Section 92A.380 of the Nevada Revised Statutes, including, without limitation, the consummation of a plan of merger with respect to which the approval of the Holders of any Capital Stock of the Issuer is required. Each Holder of shares of Series D Preferred Stock shall have no right to (i) receive notice pursuant to Section 92A.410 of the Nevada Revised Statutes from the Issuer or (ii) deliver to the Issuer notice of intent to demand payment for such Holder's shares of Series D Preferred Stock pursuant to Section 92A.420 of the Nevada Revised Statutes.

     SECTION 13.7 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

     IN WITNESS WHEREOF, EchoStar Communications Corporation has caused this Certificate of Designations to be signed by David K. Moskowitz, its Senior Vice President, General Counsel and Secretary, this 17th day of January, 2002.


                                         ECHOSTAR COMMUNICATIONS CORPORATION

                                         /s/ David K. Moskowitz
                                         -----------------------------------
                                         David K. Moskowitz
                                         Senior Vice President, General
                                         Counsel and Secretary